EXHIBIT 10.5
EMS Technologies, Inc.
660 Engineering Drive
PO Box 7700
Norcross, GA 30091-7700
Tel: (770) 263-9200
www.ems-t.com
July 13, 2006
REVISED
Travis Gerald Hickman
3806 Highway 20
Loganville, GA 30032
Dear Gerald:
This letter will outline the terms regarding your voluntary retirement and the subsequent termination of your employment from EMS Technologies, Inc.
Last Day Worked & Severance: Your last day worked will be July 7, 2006. Subject to your agreement below within the 45-day period described below, EMS Technologies, Inc. agrees to pay you through January 19, 2007. During this time, we will expect you to be available on an as-needed basis to assist with an orderly transition. If the time you are needed exceeds customary transition period, EMS will extend the end date accordingly. Your last day paid will be your Official Termination Date.
Accrued Vacation Pay: You will receive vacation pay accrued through July 7, 2006. This will be included in your final paycheck.
Medical Benefits: Your medical benefits will continue until midnight on your Official Termination Date. Under federal law, you are entitled to continue your medical coverage through COBRA for a limited additional period. EMS agrees to reimburse you for your wife's COBRA premiums, less the amount you would normally pay for your contribution, thru December 2007 after your Official Termination Date. The premiums that EMS pays for your coverage will be considered taxable income and you will be responsible for paying any taxes due on that amount.
Your participation in the executive medical reimbursement, Boston Mutual, will end effect December 31, 2006.
Retirement & Stock Purchase Plans: Under the terms of the Retirement Program, and based on your age and years of service, you will qualify for participation in the Company’s contribution for 2006 under the Retirement Benefit Plan, which is expected to be made in April 2007. However, your severance pay will not qualify as earnings in determining your RBP contribution. You are able to participant in the Stock Purchase and 401K Plan, until your official termination date. Appropriate forms and details as to your alternatives may be obtained from Human Resources.
Stock Options: If you meet the eligibility criteria of the Exercise Terms for the Stock Incentive Plan, and subject to the other terms specified in the Terms of Officer Stock Options previously provided to you, you may exercise any Option that would be exercisable on your Official Termination Date within the period of time outlined in the Terms for terminations considered a Voluntary Retirement with the consent of the company. Generally, this is a period ending at the earlier of the Expiration Date or 5:00 p.m., Atlanta time, on the date that is three years after the date of Termination of Employment. Please refer to each Stock Option Agreement for the terms.
Return of Assets: All EMS Technologies, Inc. assets assigned to you must be returned promptly in proper working order aside from the following exceptions. EMS Technologies agrees to allow you to reasonably use your laptop computer, cell phone, and air card through the end of your severance. As for your Company Car, Gas Card and Maintenance Card, you may continue to use these until the lease on your car expires in October, 2006. At the end of this period, EMS will expect the return of all assets and supporting equipment in proper working order.

Travis G. Hickman
July 13, 2006
Confidentiality Restriction: EMS Technologies, Inc. expects you to maintain your obligation and agreement to protect the confidentiality of, and to refrain from using, any trade secrets or confidential information of EMS Technologies, Inc. In the case of trade secrets, this restriction shall continue for so long as such information is maintained as a trade secret by EMS Technologies, Inc. In the case of other confidential business information, such restriction shall continue for a period of two years from your Official Termination Date. If you have any uncertainty as to whether particular information constitutes a trade secret or other confidential information, you may contact me or EMS Technologies, Inc. General Counsel for guidance as to EMS Technologies, Inc. position.
Thank you for your contributions to EMS Technologies, Inc. and best wishes in your future endeavors. If you have any questions or would like to discuss any item outlined above please feel free to contact me directly.
Sincerely,
EMS Technologies, Inc.
Michael R. Robertson
Director, Human Resources
Miscellaneous Terms Agreed to by the Parties
The parties mutually agree to the following terms:
1.	Either party may enforce this agreement in court if the other party breaches it.

2.	If a court refuses to enforce any part of this agreement, the remainder of the agreement will not be affected and will remain in force.

3.	In entering into this agreement, neither employer nor employee admits violating any state, federal or local laws.

4.	This agreement contains the entire and only agreement between the parties. The parties waive any oral or written promises or assurances that are not contained in this agreement.
Your Assurances to EMS Technologies, Inc.
This agreement is a legal document with legal consequences. EMS wants to be certain that you fully understand the legal effect of signing this agreement. You, therefore, make the following assurances to EMS:
1.	You have read this agreement and understand all of its provisions.

2.	You voluntarily enter into this agreement, which is contractual in nature.

3.	You have been allowed 45 days after receiving this letter during which to study and consider this agreement and to consult with your lawyer, accountant, spouse, or anyone else whose advice you value before signing it.

Travis G. Hickman
July 13, 2006
4.	You certify that EMS has urged you to consult with your lawyer before entering into this agreement.

5.	You certify that you understand that you may revoke this agreement within 7 days after signing it by notifying EMS in writing of your wish to revoke the agreement. You also acknowledge that this agreement does not take effect until seven days after it was signed
ACCEPTED AND AGREED:
In consideration of the severance pay set forth in this letter, both parties (EMS Technologies, Inc., and Travis G. Hickman) hereby release any and all claims that may be brought against one party by the other party, of any nature whatsoever, including but not limited to claims arising in tort, contract or under federal or state discrimination laws, an implied covenant of good faith and fair dealing allegation, common law or equity that Travis G. Hickman might otherwise be entitled to assert against EMS Technologies, Inc., its parent corporation, subsidiaries, employees, directors and agents—that EMS Technologies, Inc., its parent corporation, subsidiaries, employees, directors and agents might be able to assert against Travis G. Hickman, arising out of or related Travis G. Hickman’s employment with EMS Technologies, Inc. or the termination of that employment, except for the rights and obligations of the parties as set forth in this letter, and EMS Technologies, Inc. and Travis G. Hickman’s covenant not to bring suit or otherwise commence any legal proceedings based on or asserting any such claim, including any proceeding which results from a charge or action filed on behalf of either party by a state or federal administrative agency, except with respect to the enforcement of rights and obligations set forth in this letter. This agreement specifically includes age discrimination claims arising under the Age Discrimination in Employment Act; the Older Workers’ Benefits Protection Act, 42 U.S.C. Section 621 et seq.; Americans with Disabilities Act; Executive Order 11246; Equal Pay Act; Employee Retirement Income Security Act of 1974; Rehabilitation Act of 1973; Immigration Reform and Control Act; Title VII, Civil Rights Act of 1964; Veterans’ Re-employment Rights, 38 U.S.C. Sections 2021-26; Section 11(c), Occupation Safety and Health Act; Section 15(a)(3), Fair Labor Standards Act; and Worker’s Compensation Act. Both parties agree that if either party breaks this promise and files a lawsuit based on legal claims contracted as being released by this agreement, the party that files a lawsuit will pay all costs incurred defending this action by the defending party. This includes reasonable attorney’s fees.

Travis G. Hickman

Date

Michael R. Robertson for EMS Technologies, Inc.

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